Exhibit 99
Meridian Interstate Bancorp, Inc. Reports Results for the Quarter Ended June 30, 2010
Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(978) 977-2211
Boston, Massachusetts (July 27, 2010): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $3.2 million, or $0.15 per share (basic and diluted), for the quarter ended June 30, 2010 compared to $962,000, or $0.04 per share (basic and diluted), for the quarter ended June 30, 2009. For the six months ended June 30, 2010, net income was $6.1 million, or $0.28 per share (basic and diluted) compared to a net loss of $146,000, or $0.01 per share (basic and diluted), for the six months ended June 30, 2009. The six months ended June 30, 2010 reflects combined results following the acquisition of Mt. Washington Cooperative Bank (“Mt. Washington”) on January 4, 2010.
Richard J. Gavegnano, Chairman and Chief Executive Officer, noted, “I am pleased to report that our financial results for the second quarter of 2010 have continued to be strong, with net income of $3.2 million, earnings per share of $0.15 and a return on equity of 6.24%. Amid indications that the economy in the greater Boston area is continuing to improve, and as demand grows for our loan and deposit products, we have maintained high net interest margins, stable asset quality and increased fee income. We are well positioned strategically for the remaining six months of the year and beyond as the Bank remains a very strong competitor in our market area.”
Net interest income before provision for loan losses increased $6.8 million, or 80.3%, to $15.3 million for the quarter ended June 30, 2010 from $8.5 million for the quarter ended June 30, 2009. The net interest rate spread and net interest margin were 3.67% and 3.85%, respectively, for the quarter ended June 30, 2010 compared to 2.77% and 3.18%, respectively, for the quarter ended June 30, 2009. For the six months ended June 30, 2010, net interest income before provision for loan losses increased $13.9 million, or 86.4%, to $30.0 million from $16.1 million for the six months ended June 30, 2009. The net interest rate spread and net interest margin were 3.71% and 3.88%, respectively, for the six months ended June 30, 2010 compared to 2.68% and 3.13%, respectively, for the six months ended June 30, 2009. The increases in net interest income were due primarily to the Mt. Washington merger and organic loan growth, along with continuing declines in interest costs of deposits and borrowings.
The average balance of the Company’s loan portfolio, which is principally comprised of real estate loans, increased by $414.1 million, or 54.7%, to $1.2 billion, which was partially offset by the decline in the yield on loans of nine basis points to 5.76% for the quarter ended June 30, 2010 compared to the quarter ended June 30, 2009. The Company’s cost of deposits declined by 101 basis points to 1.39%, which was partially offset by the increase in the average balance of interest-bearing deposits of $415.2 million, or 50.3%, to $1.2 billion for the quarter ended June 30, 2010 compared to the quarter ended June 30, 2009. The Company’s yield on interest-earning assets declined by five basis points to 5.17% for the quarter ended June 30, 2010 compared to 5.22% for the quarter ended June 30, 2009, while the cost of interest-bearing liabilities declined 95 basis points to 1.50% for the quarter ended June 30, 2010 compared to 2.45% for the quarter ended June 30, 2009.
The Company’s provision for loan losses was $794,000 for the quarter ended June 30, 2010 compared to $568,000 for the quarter ended June 30, 2009. For the six months ended June 30, 2010, the provision for loan losses was $2.2 million compared to $1.1 million for the six months ended June 30, 2009. These increases were based primarily on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $11.3 million or 0.95% of total loans outstanding at June 30, 2010, compared to $9.2 million, or 1.12% of total loans outstanding at December 31, 2009. The decrease in the ratio of the allowance for loan losses to total loans outstanding was primarily due to $345.8 million of loans acquired in the Mt. Washington merger at fair value and the application of current accounting guidance that precludes the combination of allowance for loan loss amounts associated with such loans acquired.

Non-performing loans increased to $32.3 million, or 2.73% of total loans outstanding at June 30, 2010, from $21.7 million, or 2.64% of total loans outstanding at December 31, 2009. Non-performing assets increased to $36.5 million, or 2.11% of total assets, at June 30, 2010, from $24.6 million, or 2.03% of total assets, at December 31, 2009, primarily due to assets acquired in the Mt. Washington acquisition. Non-performing assets at June 30, 2010 were comprised of $13.1 million of construction loans, $3.0 million of commercial real estate loans, $11.7 million of one-to four-family mortgage loans, $3.1 million of multi-family mortgage loans, $1.1 million of home equity loans, $209,000 of commercial business loans and foreclosed real estate of $4.2 million. Non-performing assets at June 30, 2010 include $12.8 million acquired in the Mt. Washington merger comprised of $11.3 million of non-performing loans and $1.5 million of foreclosed real estate.
Non-interest income increased $1.2 million, or 114.7%, to $2.2 million for the quarter ended June 30, 2010 from $1.0 million for the quarter ended June 30, 2009, primarily due to increases of $691,000 in customer service fees, $249,000 resulting from other-than-temporary impairment losses recorded in the prior year quarter and $104,000 in equity income from the Company’s Hampshire First Bank affiliate. For the six months ended June 30, 2010, non-interest income increased $2.6 million, or 121.9%, to $4.7 million from $2.1 million for the six months ended June 30, 2009, primarily due to increases of $1.4 million in customer service fees, $465,000 in gain on sales of loans, $373,000 from other-than-temporary impairment losses recorded in the prior year period and $201,000 in equity income from Hampshire First Bank. The increases in customer service fees were primarily due to service charges on deposit relationships acquired in the Mt. Washington merger and additional growth in deposits. The increases in gain on sales of loans reflected higher gains on sales of loans originated for sale during the first half of 2010 and gains totaling $352,000 on sales of fixed-rate bi-weekly mortgage loans during the first quarter of 2010.
Non-interest expense increased $4.1 million, or 52.7%, to $11.7 million for the quarter ended June 30, 2010 from $7.7 million for the quarter ended June 30, 2009, primarily due to increases of $2.3 million in salaries and employee benefits, $680,000 in occupancy and equipment expenses, $275,000 in data processing costs, $267,000 in marketing and advertising, $339,000 in professional services and $501,000 in other general and administrative expenses. For the six months ended June 30, 2010, non-interest expense increased $5.7 million, or 33.0%, to $23.1 million from $17.4 million for the six months ended June 30, 2009, primarily due to increases of $2.2 million in salaries and employee benefits, $1.3 million in occupancy and equipment expenses, $591,000 in data processing costs, $499,000 in marketing and advertising, $407,000 in professional services and $980,000 in other general and administrative expenses. The increases in non-interest expenses were primarily due to higher expense levels following the Mt. Washington merger. The Company’s efficiency ratio improved to 67.06% for the quarter ended June 30, 2010 from 78.76% for the quarter ended June 30, 2009. For the six months ended June 30, 2010, the efficiency ratio improved to 66.39% from to 93.21% for the quarter ended June 30, 2009.
Mr. Gavegnano noted, “Our efficiency ratios for the second quarter and first half of 2010 improved significantly compared to the same periods last year despite the higher non-interest expense levels following completion of the Mt. Washington acquisition. We are continuing to build on the synergies between the East Boston Savings Bank and Mt. Washington Divisions as our banking franchise grows even stronger in Suffolk County and our surrounding market area.”
The Company recorded a provision for income taxes of $1.7 million for the quarter ended June 30, 2010, reflecting an effective tax rate of 34.8%, compared to $293,000, or 23.3%, for the quarter ended June 30, 2009. For the six months ended June 30, 2010, the provision for income taxes was $3.4 million, reflecting an effective tax rate of 35.9%, compared to an income tax benefit of $77,000, or 34.5%, for the six months ended June 30, 2009. The increase in the income tax provision is primarily due to increased income before income taxes.
Total assets increased $516.8 million, or 42.7%, to $1.7 billion at June 30, 2010 from $1.2 billion at December 31, 2009, reflecting $465.0 million of assets acquired in the Mt. Washington merger. Cash and cash equivalents increased $51.6 million, or more than twofold, to $71.6 million at June 30, 2010 from $20.0 million at December 31, 2009, including $14.4 million of cash acquired in the Mt. Washington merger. Securities available for sale increased $51.5 million, or 17.5%, to $344.8 million at June 30, 2010 from $293.4 million at December 31, 2009, including $45.5 million of securities acquired in the Mt. Washington merger. Net loans increased $359.5 million, or 44.2%, to $1.2 billion at June 30, 2010 from $813.3 million at December 31, 2009, primarily due to $345.8 million of loans acquired in the Mt. Washington merger, partially offset by sales of fixed-rate bi-weekly mortgage loans totaling $34.1 million in the first quarter of 2010.

Total deposits increased $431.6 million, or 46.8%, to $1.4 billion at June 30, 2010 from $922.5 million at December 31, 2009, reflecting $380.6 million of deposits acquired in the Mt. Washington merger along with organic deposit growth of $51.0 million. Total borrowings increased $76.7 million, or 101.7%, to $152.1 million at June 30, 2010 from $75.4 million at December 31, 2009, reflecting $80.9 million of Federal Home Loan Bank advances acquired in the Mt. Washington merger.
Total stockholders’ equity increased $6.1 million, or 3.0%, to $206.5 million at June 30, 2010, from $200.4 million at December 31, 2009, due primarily to $6.1 million in net income. Stockholders’ equity to assets was 11.95% at June 30, 2010, compared to 16.54% at December 31, 2009. Book value per share increased to $9.17 at June 30, 2010 from $9.07 at December 31, 2009. Tangible book value per share decreased to $8.68 at June 30, 2010 from $9.07 at December 31, 2009, primarily due to goodwill resulting from the Mt. Washington merger. Market price per share increased $2.20, or 25.3%, to $10.90 at June 30, 2010 from $8.70 at December 31, 2009. At June 30, 2010, the Company and the Bank continued to exceed all regulatory capital requirements.
As of June 30, 2010, the Company had repurchased 109,700 shares of its stock at an average price of $11.27 per share, or 23.2% of the 472,428 shares authorized for repurchase under the Company’s third stock repurchase program announced on April 9, 2010.
Mr. Gavegnano added, “With the shares we repurchased this quarter in our latest buy-back program, we have repurchased 1,041,200 shares since December 2008 as we have sought to further enhance shareholder value.”
Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank is a Massachusetts-chartered stock savings bank that operates from 20 full service locations in the greater Boston metropolitan area. East Boston Savings Bank was originally founded in 1848. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.
Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(Dollars in thousands)	2010	2009
ASSETS
Cash and due from banks	$71,387	$9,010
Federal funds sold	228	10,956

Total cash and cash equivalents	71,615	19,966
Certificates of deposit — affiliate bank	3,100	3,000
Securities available for sale, at fair value	344,837	293,367
Federal Home Loan Bank stock, at cost	12,538	4,605
Loans held for sale	4,851	955

Loans	1,184,031	822,542
Less allowance for loan losses	(11,265)	(9,242)

Loans, net	1,172,766	813,300

Bank-owned life insurance	33,239	23,721
Foreclosed real estate, net	4,221	2,869
Investment in affiliate bank	11,181	11,005
Premises and equipment, net	32,968	23,195
Accrued interest receivable	7,625	6,231
Prepaid deposit insurance	4,113	5,114
Deferred tax asset, net	11,631	1,523
Goodwill	11,230	—
Other assets	2,313	2,535

Total assets	$1,728,228	$1,211,386

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Non interest-bearing	$106,529	$63,606
Interest-bearing	1,247,545	858,869

Total deposits	1,354,074	922,475

Short-term borrowings — affiliate bank	6,362	3,102
Short-term borrowings — other	10,025	22,108
Long-term debt	135,715	50,200
Accrued expenses and other liabilities	15,584	13,086

Total liabilities	1,521,760	1,010,971

Stockholders’ equity:
Common stock, no par value 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	96,728	100,972
Retained earnings	115,291	109,189
Accumulated other comprehensive income	6,055	5,583
Treasury stock, at cost, 113,091 and 517,500 shares at June 30, 2010 and December 31, 2009, respectively	(1,266)	(4,535)
Unearned compensation — ESOP, 724,500 and 745,200 shares at June 30, 2010 and December 31, 2009, respectively	(7,245)	(7,452)
Unearned compensation — restricted shares, 381,315 and 383,935 shares at June 30, 2010 and December 31, 2009, respectively	(3,095)	(3,342)

Total stockholders’ equity	206,468	200,415

Total liabilities and stockholders’ equity	$1,728,228	$1,211,386

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009
Interest and dividend income:
Interest and fees on loans	$16,829	$11,046	$33,039	$21,691
Interest on debt securities	3,389	2,554	6,830	5,009
Dividends on equity securities	228	299	433	592
Interest on certificates of deposit	17	14	34	56
Interest on other interest-earning assets	36	6	48	18

Total interest and dividend income	20,499	13,919	40,384	27,366

Interest expense:
Interest on deposits	4,310	4,938	8,509	10,201
Interest on short-term borrowings	15	7	44	42
Interest on long-term debt	895	502	1,781	999

Total interest expense	5,220	5,447	10,334	11,242

Net interest income	15,279	8,472	30,050	16,124
Provision for loan losses	794	568	2,168	1,114

Net interest income, after provision for loan losses	14,485	7,904	27,882	15,010

Non-interest income:
Customer service fees	1,490	799	2,904	1,496
Loan fees	140	127	298	277
Gain on sales of loans, net	199	116	764	299
Other-than-temporary impairment losses	—	(249)	—	(373)
Income from bank-owned life insurance	287	240	579	454
Equity income (loss) on investment in affiliate bank	106	2	176	(25)

Total non-interest income	2,222	1,035	4,721	2,128

Non-interest expenses:
Salaries and employee benefits	6,446	4,101	12,613	10,415
Occupancy and equipment	1,377	697	2,861	1,561
Data processing	749	474	1,503	912
Marketing and advertising	580	313	1,046	547
Professional services	755	416	1,475	1,068
Foreclosed real estate expense, net	122	223	276	478
Deposit insurance	577	830	1,092	1,140
Other general and administrative	1,131	630	2,220	1,240

Total non-interest expenses	11,737	7,684	23,086	17,361

Income (loss) before income taxes	4,970	1,255	9,517	(223)

Provision (benefit) for income taxes	1,728	293	3,415	(77)

Net income (loss)	$3,242	$962	$6,102	$(146)

Income (loss) per share:
Basic	$0.15	$0.04	$0.28	$(0.01)
Diluted	$0.15	$0.04	$0.28	$(0.01)

Weighted average shares:
Basic	22,124,539	22,024,179	22,128,822	21,991,924
Diluted	22,140,597	22,024,179	22,136,851	21,991,924

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Three Months Ended June 30,
	2010			2009
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost (4)	Balance	Interest	Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$1,171,274	$16,829	5.76%	$757,131	$11,046	5.85%
Securities and certificates of deposit	351,891	3,634	4.14	290,433	2,867	3.96
Other interest-earning assets	67,882	36	0.21	22,125	6	0.11

Total interest-earning assets	1,591,047	20,499	5.17	1,069,689	13,919	5.22

Noninterest-earning assets	134,686			82,769

Total assets	$1,725,733			$1,152,458

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$114,469	136	0.48%	$37,913	37	0.39%
Money market deposits	307,323	888	1.16	226,777	1,074	1.90
Savings and other deposits	186,255	256	0.55	128,148	293	0.92
Certificates of deposit	632,873	3,030	1.92	432,899	3,534	3.27

Total interest-bearing deposits	1,240,920	4,310	1.39	825,737	4,938	2.40

FHLB advances and other borrowings	156,160	910	2.34	64,212	509	3.18

Total interest-bearing liabilities	1,397,080	5,220	1.50	889,949	5,447	2.45

Noninterest-bearing demand deposits	104,493			61,772
Other noninterest-bearing liabilities	16,497			10,853

Total liabilities	1,518,070			962,574
Total stockholders’ equity	207,663			189,884

Total liabilities and stockholders’ equity	$1,725,733			$1,152,458

Net interest-earning assets	$193,967			$179,740

Net interest income		$15,279			$8,472

Interest rate spread (2)			3.67%			2.77%
Net interest margin (3)			3.85%			3.18%
Average interest-earning assets to average interest-bearing liabilities		113.88%			120.20%

(1)	Loans on non-accrual status are included in average balances.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Six Months Ended June 30,
	2010			2009
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost (4)	Balance	Interest	Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$1,161,329	$33,039	5.74%	$742,085	$21,691	5.89%
Securities and certificates of deposit	346,640	7,297	4.25	272,016	5,657	4.19
Other interest-earning assets	53,551	48	0.18	26,220	18	0.14

Total interest-earning assets	1,561,520	40,384	5.22	1,040,321	27,366	5.30

Noninterest-earning assets	136,662			83,764

Total assets	$1,698,182			$1,124,085

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$111,137	265	0.48%	$37,265	83	0.45%
Money market deposits	304,069	1,781	1.18	205,108	2,101	2.07
Savings and other deposits	182,616	502	0.55	125,584	595	0.96
Certificates of deposit	622,354	5,961	1.93	430,232	7,422	3.48

Total interest-bearing deposits	1,220,176	8,509	1.41	798,189	10,201	2.58

FHLB advances and other borrowings	156,040	1,825	2.36	65,973	1,041	3.18

Total interest-bearing liabilities	1,376,216	10,334	1.51	864,162	11,242	2.62

Noninterest-bearing demand deposits	99,701			60,247
Other noninterest-bearing liabilities	16,664			9,979

Total liabilities	1,492,581			934,388
Total stockholders’ equity	205,601			189,697

Total liabilities and stockholders’ equity	$1,698,182			$1,124,085

Net interest-earning assets	$185,304			$176,159

Net interest income		$30,050			$16,124

Interest rate spread (2)			3.71%			2.68%
Net interest margin (3)			3.88%			3.13%
Average interest-earning assets to average interest-bearing liabilities		113.46%			120.38%

(1)	Loans on non-accrual status are included in average balances.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Selected Financial Highlights
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Key Performance Ratios
Return (loss) on average assets (1)	0.75%	0.33%	0.72%	(0.03)%
Return (loss) on average equity (1)	6.24	2.03	5.94	(0.15)
Stockholders’ equity to total assets	11.95	16.26	11.95	16.26
Interest rate spread (1) (2)	3.67	2.77	3.71	2.68
Net interest margin (1) (3)	3.85	3.18	3.88	3.13
Noninterest expense to average assets (1)	2.72	2.67	2.72	3.09
Efficiency ratio (4)	67.06	78.76	66.39	93.21

	June 30,	December 31,	June 30,
	2010	2009	2009

Asset Quality Ratios
Allowance for loan losses/total loans	0.95%	1.12%	1.06%
Allowance for loan losses/ nonperforming loans	34.86	42.59	47.61

Non-performing loans/total loans	2.73	2.63	2.22
Non-performing loans/total assets	1.87	1.79	1.44
Non-performing assets /total assets	2.11	2.03	1.70

Share Related
Book value per share	$9.17	$9.07	$8.62
Tangible book value per share	$8.68	$9.07	$8.62
Market value per share	$10.90	$8.70	$7.45
Shares outstanding at end of period	22,505,594	22,098,565	22,357,549

(1)	Annualized.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	The efficiency ratio represents non-interest expense, divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities.